Sub-Item 77D: Policies with Respect to Security Investments

Effective October 11, 2016, the Goldman Sachs Financial Square Federal Instruments Fund, Goldman Sachs Financial Square Government Fund,
Goldman Sachs Financial Square Money Market Fund, Goldman Sachs Financial
 Square Prime Obligations Fund, Goldman Sachs Financial Square Tax-Exempt Money Market Fund, Goldman Sachs Financial Square Treasury Instruments Fund, Goldman Sachs Financial Square Treasury Obligations Fund, Goldman Sachs
Financial Square Treasury Solutions Fund, Goldman Sachs Investor Money
Market Fund and Goldman Sachs Investor Tax-Exempt Money Market Fund
(the Funds) made certain modifications to the Funds investment policies.
  These changes are described in the Funds Prospectuses and Statement of Additional Information, filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on October 11, 2016
(Accession No. 0001193125-16-734825), which is incorporated herein by reference.